Dated 23 May 2005

                    (1) UBINETICS HOLDINGS LIMITED as Seller


                (2) AEROFLEX TEST SOLUTIONS LIMITED as Purchaser

    ------------------------------------------------------------------------

                           SALE AND PURCHASE AGREEMENT
     for the entire issued share capital of UbiNetics Limited together with such parts of the SPG business as are conducted in India, Japan and
                                    Hong Kong
    ------------------------------------------------------------------------

                               SUBJECT TO CONTRACT


                        STRICTLY PRIVATE AND CONFIDENTIAL



                                     MAYER
                                     BROWN
                                      ROWE
                                     & MAW

                                    LONDON

                                    CONTENTS

CLAUSE                                                                  PAGE


1.       Definitions and interpretation...................................1
2.       Agreement to sell and purchase..................................13
3.       Consideration...................................................14
4.       Completion......................................................16
5.       Indian Completion...............................................17
6.       Joint Account...................................................18
7.       Contracts.......................................................19
8.       Employees.......................................................20
9.       Warranties......................................................25
10.      Purchaser's warranties..........................................26
11.      Guarantees......................................................26
12.      Restrictions on Seller..........................................27
13.      Asbestos indemnity..............................................29
14.      Announcements and confidentiality...............................30
15.      Costs...........................................................32
16.      Entire agreement................................................34
17.      Continuing effect...............................................34
18.      Invalidity......................................................34
19.      Amendments, variations and waivers..............................34
20.      Further assurance and assistance................................35
21.      Counterparts....................................................36
22.      Assignment and third party rights...............................37
23.      Notices.........................................................37
24.      Governing law and jurisdiction..................................38

SCHEDULES

1.                  Details of the Company
2.                  Intellectual Property
3.                  Completion arrangements
4.                  Warranties
5.                  Limitations on claims
6.                  The Properties
7.                  Completion Net Asset Statement
8.                  Earn Out Consideration
9.                  Guarantees
10.                 Conduct of the Indian Business until Indian Completion
11.                 Conditions

DOCUMENTS IN THE AGREED TERMS

Deed of Tax Covenant
Disclosure Letter
Letters of resignation for Directors and the secretary
Letters of resignation for auditors
Powers of attorney
Local Agreement relating to the Indian Assets
Local Agreement relating to the Far East Assets
Letter of Instructions
Transitional Services Agreement
Deed of Guarantee
Indemnity for lost share certificate
Deed of Waiver of Intra-Group Debt
Deed of Waiver of Dividend

THIS AGREEMENT is dated 23 May 2005 and made between:

(1)  UBINETICS  HOLDINGS  LIMITED a company  incorporated  in England  and Wales
     (registered number 03936291) whose registered office is at Cambridge Technology Centre, Back Lane, Melbourn, Royston, Hertfordshire SG8 6DP (the "SELLER"); and

(2) AEROFLEX TEST SOLUTIONS LIMITED a company incorporated in England and Wales (registered number 03491978) whose registered office is at Longacres House, Six Hills Way, Stevenage SG1 2AN (the "PURCHASER").

BACKGROUND:

(A) UbiNetics Limited is a company limited by shares incorporated in England and Wales on 16 October 1998 with registered number 03650692. Further details of the Company are set out in Schedule 1 (Details of the Company).

(B) The Seller has agreed to sell or procure to be sold and the Purchaser has agreed to purchase:

     (i)  the entire issued share capital of the Company; and

     (ii) the Assets,

     for the consideration and upon the terms set out in this Agreement.

IT IS AGREED THAT:

1.        DEFINITIONS AND INTERPRETATION

1.1       DEFINED TERMS

          In this Agreement:

          "ADDITIONAL EMPLOYEE" means each of those persons working in the Indian Business or the Far East Business who are based in India, Japan or Hong Kong and who are listed by hire date, job title and location on the list of Additional Employees disclosed at Disclosure Document 5.84;

          "AGREED PAYMENT" shall have the meaning set out in Paragraph 4.4, Part 1 of Schedule 7 (Completion Net Asset Statement);

          "AGREED TERMS" means, in relation to any document, that document in the terms agreed between the parties and signed or initialled for identification purposes only by or on behalf of each party prior to execution of this Agreement;

          "AMOUNT CLAIMED" means in respect of any Claim the amount claimed (including costs and expenses incurred) in respect of the relevant Claim;

          "ASBESTOS" means the fibrous silicate material in any form commonly referred to as asbestos and includes asbestos fibres and any asbestos containing materials;

          "ASBESTOS HEALTH LOSSES" means all or any liabilities, damages, costs and expenses (including all expert, professional and legal fees) and to the extent allowable by law fines and penalties in each case incurred by the Company and/or the Purchaser and/or the Purchaser's Group in respect of any claim made or threatened in writing by any Relevant Company Employee (including their estate or family) or other person (including consultants, contractors and visitors to the Melbourn Site) in respect of which the Company owed a duty of care prior to the Completion Date which in each case are in relation to any Asbestos Illness suffered or sustained by the Relevant Company Employee or such other person;

          "ASBESTOS ILLNESS" means any illness, injury, disease or death (including but without limitation asbestosis, mesothelioma, cancer of the bronchii or peritoneum) arising from or related to the exposure to Asbestos at, in, on, over or under the Melbourn Site prior to the Completion Date;

          "ASBESTOS INDEMNITY" means the indemnity set out at Clauses 13.1 and 13.2;

          "ASBESTOS INDEMNITY PERIOD" means the period of 6 years from the Completion Date;

          "ASSETS" means the Indian Assets, the Far East Assets and the benefit (subject to the burden) of the Contracts;

          "ASSET REGISTER" means the register of assets of the Business disclosed at Disclosure Document 3.1.64;

          "AUDIT COSTS" means the sum of (pound)264,375 payable by the Seller to the Seller's Accountants;

          "BALANCE SHEET DATE" means 31 December 2004;

          "BALANCING PAYMENT DATE" means the first Business Day date falling three Business Days after the Net Worth Confirmation Date;

          "BUSINESS" means the development and supply by the Company and other members of the Seller's Group of test and measurement solutions for 3G and next generation wireless radio cellular networks and 3G and next generation wireless cellular telephones;

          "BUSINESS DATA" means data relating predominantly to the Business and "RETAINED DATA" means data relating predominantly to the VPT Business;

          "BUSINESS DAY" means a day (not being a Saturday or Sunday) when banks generally are open in the City of London for the transaction of general banking business;

          "BUSINESS RECORDS" means records in written or other machine readable form (including computer disks or tapes) relating exclusively to the Additional Employees or to the Plant and Equipment and any other such records relating exclusively to the Far East Business or the Indian Business;

          "CAMBRIDGE SUB-LEASE" means the sub-lease between the Seller and the Company relating to: (a) the part of the premises at Cambridge Technology Centre, Melbourn, Cambridge; and (b) Portacabin 4 at the same premises;

          "CLAIM" means any claim for a breach of this Agreement, the Deed of Tax Covenant, either of the Local Agreements or the Hive Out Agreement;

          "CLONED IT SYSTEM" shall have the meaning set out in the Transitional Services Agreement;

          "COMPANY"  means  UbiNetics  Limited  details  of which  are  given in
          Schedule 1 (Details of the Company);

          "COMPANY EMPLOYEE" means each of those persons employed by the Company and listed by hire date, job title and location on the list of Company Employees disclosed at Disclosure Document 5.84;

          "COMPANIES ACT" means Companies Act 1985;

          "COMPANY INTELLECTUAL PROPERTY" means all Intellectual Property which at the Completion Date is owned by the Company and which is used in the Business as currently carried on, excluding the Group Names and the Intellectual Property agreed to be assigned to the Seller pursuant to the Hive Out Agreement but including that listed in Part 1 of
          Schedule 2 (Intellectual Property);

          "COMPLETION"  means completion of the sale and purchase of the Shares,
          the  Contracts   and  the  Far  East  Assets   pursuant  to  Clause  4
          (Completion);

          "COMPLETION DATE" means the day Completion takes place in accordance with Clause 4 (Completion);

          "COMPLETION NET ASSET STATEMENT" means the statement of net assets and liabilities of the Business as at the close of business on the Completion Date, which shall be drawn up in the form shown in Part 2 of Schedule 7 (Completion Net Asset Statement) and otherwise prepared, reviewed and confirmed in accordance with Part 1 of Schedule 7 (Completion Net Asset Statement);

          "COMPLETION NET WORTH" means the sum computed in accordance with paragraph 3 of Part 1 of Schedule 7 (Completion Net Asset Statement);

          "CONDITIONS" means the conditions set out in Schedule 11 (Conditions);

          "CONFIDENTIALITY   AGREEMENT"  means  the  confidentiality   agreement
          entered into by the Seller and the Purchaser on 17 December 2004;

          "CONTRACTS" means the Qualcomm Contract and each of the contracts disclosed at Disclosure Documents 9.4, 6.1.10, 6.2.28, 6.2.29, 6.2.31
          and 6.2.34;

          "DEED OF GUARANTEE" means the deed of that name in the Agreed Terms to be entered into between the Guarantor and the Seller at Completion;

          "DEED OF TAX COVENANT" means the deed of that name in the Agreed Terms to be entered into between the Seller and the Purchaser at Completion;

          "DEED OF WAIVER OF DIVIDENDS" means the deed in the Agreed Terms waiving all dividend payments to be entered into by the Seller and the Company at Completion;

          "DEED OF WAIVER OF INTRA-GROUP DEBT" means the deed in the Agreed Terms waiving all amounts due to the Seller or any other member of Seller's Group by the Company to be entered into by the Seller and the Company at Completion;

          "DIRECTORS" means the directors of the Company named in Schedule 1 (Details of the Company);

          "DISCLOSURE DOCUMENTS" means the bundles of documents attached to the Disclosure Letter and initialled by the Seller's Lawyers and the Purchaser's Lawyers for the purposes of identification;

          "DISCLOSURE LETTER" means the disclosure letter from the Seller to the Purchaser together with its annexures in the Agreed Terms having the same date as this Agreement;

          "EARN OUT CONSIDERATION" means the amount payable by the Purchaser to the Seller pursuant to the provisions of Clause 3.5 (Earn Out Consideration) and Paragraphs 4.1, 4.2 or 5 of Schedule 8 (Earn Out Consideration);

          "EARN OUT CONSIDERATION DATE" means the first Business Day following the expiry of 5 Business Days after the date on which the amount of the Earn Out Consideration is agreed pursuant to the provisions of Paragraph 2 of Schedule 8 (Earn Out Consideration);

          "EARN OUT PERIOD" means the period from 1 July 2005 to 30 June 2006;

          "EARN OUT STATEMENT" means the statement of Turnover and Gross Profit prepared, reviewed and agreed in accordance with the provisions of
          Schedule 8 (Earn Out Consideration);

          "EMPLOYEES" means the Company Employees and the Additional Employees;

          "EMPLOYER'S LIABILITY INSURANCE POLICIES" means those employer's liability insurance policies held by the Company, the Seller or any other member of the Seller's Group at or prior to the date hereof in respect of liabilities of the Company or the Business;

          "ENCUMBRANCE" means any claim, charge, mortgage, security, lien, option, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind or agreement or arrangement to create any of the foregoing;

          "ENVIRONMENT" means all and any of the following media, being land, water and air, and all living organisms including humans;

          "ENVIRONMENTAL LAWS" means all or any applicable law, in force at or prior to the date of this Agreement including common law, statute, statutory instrument, regulation, code of practice or guidance, directive, regulation, by-law, order, notice, decree, injunction, resolution or judgment of any court which in each case is legally binding and which has as its purpose or effect the prevention of harm to or protection of the Environment;

          "ENVIRONMENTAL PERMITS" means all or any permits, licences, authorisations, consents, approvals, certificates including any conditions thereof required under any Environmental Laws for the activities of the Company or the occupation or use by the Company of any premises or the Properties in relation to the activities of the Company each at the date hereof;

          "ESCROW AMOUNT" means an amount equal to (pound)6,900,000 or, as the case may be, the balance of such amount after any payment from the Joint Account to the Seller or the Purchaser pursuant to Clause 6.5 (Payment from Joint Account);

          "ESSENTIAL  IP"  means  IPR (as  defined  in the  ETSI  Guide  on IPRs
          1.9.2004 namely Intellectual Property including copyrights, patents, utility models, registered designs and applications for any of these but excluding trade marks, trade secrets, confidential information and rights relating to get-up (packaging)), without which it would not be possible on technical (but not commercial) grounds, taking into account normal technical practice and the state of the art generally available at the time of standardisation, to make, sell, lease, otherwise dispose of, repair, use or operate equipment or methods which comply with a standard (namely any standard adopted by ETSI or by 3GPP (the Third Generation Partnership Project) or any other organisational partner of 3GPP) without infringing that IPR;

          "FAR  EAST  ASSETS"  means  the  Business  Records  and the  Plant and
          Equipment, in each case to the extent they relate to the Far East Business;

          "FAR EAST BUSINESS" means such part of the Business as is conducted by the Far East Seller;

          "FAR EAST PURCHASER" means Aeroflex Asia Limited, a company incorporated under the laws of Hong Kong (registered number 733044) whose registered office is at Room 2810, China Resources Building, 26 Harbour Road, Hong Kong;

          "FAR EAST EMPLOYEES" means each of the Additional Employees working in the Far East Business who are based in Hong Kong or Japan and who are listed by hire date, job title and location on the list of Far East Employees disclosed at Disclosure Document 5.84;

          "FAR EAST SELLER" means UbiNetics (Hong Kong) Limited, a company incorporated under the laws of Hong Kong (registered number: 672423) whose registered office is at 20/F, St George's Building, No.2, Ice House Street, Central, Hong Kong;

          "FINALLY DETERMINED" means, in relation to a Claim or any other claim, if and when a court of competent jurisdiction has delivered a judgment in respect of such Claim or claim (whether on appeal or otherwise) and any one of the following provisions applies:

          (a) where no application has been made for permission or leave to appeal against such judgment within the requisite time period for so doing as provided in the relevant court rules; or

          (b) where an application for permission or leave to appeal has been made within the requisite time period but such application has been refused and may not be renewed in a higher court (or where the requisite time period for renewing such application as provided in the relevant court rules has expired); or

          (c) where permission or leave to appeal has been granted but such appeal has been withdrawn or refused; or

          (d)  where there is no right of appeal against any such judgment.

          Where a time period as provided in the relevant court rules has expired, an application to extend such time period or a court order extending such time period shall be of no effect for the purposes of this definition.

          "FINANCIAL YEAR" means an accounting reference period as defined in accordance with s223 Companies Act;

          "GROSS PROFIT" means the gross profit of the Business in respect of the Earn Out Period as calculated and determined in accordance with the provisions of Schedule 8 (Earn Out Consideration);

          "GROSS PROFIT BENCHMARK" means 86.81 per cent;

          "GROSS PROFIT PERCENTAGE" means the ratio of Gross Profit to Turnover expressed as a percentage;

          "GROUP" means the Purchaser's Group or the Seller's Group, as appropriate;

          "GROUP NAMES" means the name UBINETICS and the stylised version of that name as shown in Part 2 of Schedule 2 (Intellectual Property);

          "GUARANTEES"  means each of the guarantees and  indemnities set out in
          Schedule 9 (Guarantees);

          "GUARANTOR" means Aeroflex Incorporated a company incorporated in the State of Delaware whose registered office is at 35 South Service Road, Plainview, New York 11803 USA;

          "HAZARDOUS SUBSTANCES" means any natural or artificial substance or combination of substances including but not limited to waste (whether in solid or liquid form or in the form of a gas or vapour) which are hazardous, toxic or dangerous and capable of causing harm to the Environment;

          "HIVE OUT AGREEMENT" means the asset purchase agreement disclosed at Disclosure Document 6.3.25;

          "ICTA" means the Income and Corporation Taxes Act 1988;

          "INDIAN  ASSETS"  means  the  Business   Records  and  the  Plant  and
          Equipment, in each case to the extent they relate to the Indian Business;

          "INDIAN BUSINESS" means such part of the Business as is conducted by the Indian Seller;

          "INDIAN COMPLETION" means the completion of the sale and purchase of the Indian Assets and the transfer of the Indian Employees pursuant to Clause 5 (Indian Completion);

          "INDIAN COMPLETION DATE" means the day Indian Completion takes place in accordance with Clause 5 (Indian Completion);

          "INDIAN EMPLOYEES" means each of the Additional Employees working in the Indian Business who are based in India and who are listed by hire date, job title and location on the list of Indian Employees disclosed at Disclosure Document 5.84 as such list shall be updated in accordance with Clause 8.1 (Provision of Information);

          "INDIAN LONG STOP DATE" means 30 September 2005 or such later date as the Seller and the Purchaser agree in writing;

          "INDIAN   PROPERTY"   means   34   Langford   Road,   Shanthi   Nagar,
          Bangalore-560027, India;

          "INDIAN   PURCHASER"  means  Aeroflex  Test  Solutions  India  Private
          Limited, (Registration Number CIN-U72200KA2004 PTC 035306) whose registered office is at 14th Floor, 'B' Wing, Miltal Tower, 47/6 MG Road, Bangalore 560 001, India;

          "INDIAN SELLER" means UbiNetics India Private Limited a company incorporated under the laws of India (registered number:
          U72200KA2001PTC028495) whose registered office is at 34 Langford Road, Shanthi Nagar, Bangalore-560027, India;

          "INITIAL CONSIDERATION" shall have the meaning set out in Clause 3.2 (Initial Consideration);

          "INITIAL PAYMENT" shall have the meaning set out in Clause 3.3 (Payment of Initial Consideration);

          "INTELLECTUAL PROPERTY" means all intellectual property, including patents, utility models, trade and service marks, trade names, domain names, right in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets and know-how, in all cases whether or not registered or registrable and including registrations and applications for registration of any of these and rights to apply for the same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world;

          "IP LICENCE" means the licence of Intellectual Property disclosed at Disclosure Document 9.9;

          "IT COSTS" means the costs payable by the Company on or after Completion in respect of purchasing the IT hardware and software listed in Disclosure Document 9.73;

          "JOINT ACCOUNT" means the separately designated interest bearing deposit account to be opened at Royal Bank of Scotland Bank plc, Blackfriars Branch in the joint names of the Seller's Lawyers and the Purchaser's Agent;

          "LETTER OF INSTRUCTIONS" means the letter of instructions relating to the Joint Account in the Agreed Terms;

          "LIBOR" means:

          (a)  the applicable Screen Rate; or

          (b) (if no Screen Rate is available for the relevant currency or relevant period) the rate as supplied to the Seller at its request quoted by the Reference Bank to the leading banks in the London interbank market;

          "LOCAL AGREEMENTS" means the local transfer agreements relating to the Indian Assets and the Far East Assets in the Agreed Terms;

          "LOSSES" in respect of any matter, event or circumstance means all losses, claims, demands, actions, proceedings, damages and other payments, costs, expenses or other liabilities of any kind;

          "MATERIAL CONTRACTS" means:

          (a) all contracts for the sale or supply by any member of the Seller's Group of goods or services relating to the Business in respect of which there are unperformed obligations at the Completion Date for the sale or supply of such goods or services or for the payment for such goods or services;

          (b) all contracts for the sale or supply to any member of the Seller's Group of goods or services relating to the Business in respect of which there are unperformed obligations at the Completion Date for the sale or supply of such goods or services or for the payment for such goods or services and under which the relevant member of the Seller's Group has an outstanding obligation to pay a sum which is reasonably likely to be in excess of (pound)50,000;

          (c) all agency or distribution contracts entered into by any member of the Seller's Group in relation to the Business which are subsisting at the Completion Date; and

          (d)  all contracts for the grant of a licence:

               (i) by any member of the Seller's Group of Intellectual Property granted in the course of the Business; and

               (ii) to any member of the Seller's Group of Intellectual Property granted in the course of the Business,

                  which, in each case, are subsisting at the Completion Date;

          "MELBOURN SITE" means the Cambridge Technology Centre, Melbourn, Hertfordshire, SG8 6DP including all grounds and external areas within its boundaries;

          "NET WORTH CONFIRMATION DATE" means the date upon which the Completion Net Worth is determined in accordance with Schedule 7 (Completion Net Asset Statement);

          "PENSION SCHEME" means the UbiNetics Stakeholder Pension Plan;

          "PLANT AND EQUIPMENT" means:

          (a) all items of plant, machinery, tools, patterns, prototypes, fittings, furniture and equipment (whether fixed or loose) including without limitation, any computer equipment, owned or used by the Seller or any other member of the Seller's Group and used predominantly in connection with the Indian Business or the Far East Business at the Completion Date (in the case of the Far East Business) or at the Indian Completion Date (in the case of the Indian Business); and

          (b) the motor vehicle owned or used by the Indian Seller on the Indian Completion Date predominantly in the conduct of the Indian Business as listed in the Asset Register.

          "PROPERTIES" means the leasehold properties described in Schedule 6 (The Properties);

          "PURCHASER'S AGENT" means Pinsent Masons of 30 Aylesbury Street, London EC1R 0ER;

          "PURCHASER'S ACCOUNTANTS" means KPMG LLP of 37 Hills Road, Cambridge, CB2 1XL;

          "PURCHASER'S GROUP" means any of the following from time to time: the Purchaser, its subsidiaries (including, solely after Completion, the Company) and subsidiary undertakings (and their respective subsidiaries and subsidiary undertakings) and any holding company or parent undertaking of the Purchaser and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Purchaser and "MEMBER OF THE PURCHASER'S GROUP" shall be construed accordingly;

          "PURCHASER'S LAWYERS" means Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, London E14 5DS;

          "QUALCOMM CONTRACT" means the test equipment licence agreement entered into between the Seller and Qualcomm Incorporated dated 7 February 2003 (as varied on 12 February 2003) a copy of which is disclosed at Disclosure Document 9.8;

          "REFERENCE BANK" means National Westminster Bank plc;

          "RELEVANT ACCOUNTING STANDARDS" means, in relation to the SPG Audited Accounts, any of the following in force on the Balance Sheet Date: any applicable Statement of Standard Accounting Practice, Financial Reporting Standard, Urgent Issues Task Force Abstract or Statement of Recommended Practice issued by the Accounting Standards Board (or any successor body) or any committee of it or body recognised by it;

          "RELEVANT COMPANY EMPLOYEE" means any Relevant Employee of the Company at or prior to the Completion Date.

          "RELEVANT EMPLOYEE" means any officer or Employee or former officer or employee of the Company in respect of the Business or any of their dependants;

          "RESTRICTED AREA" means China, Finland, France, Germany, Hong Kong, Ireland, Italy, Japan, Korea, Poland, Sweden, United Kingdom, United States of America and any other country where there have been sales of products or services of the Business in excess of (pound)75,000 within the 12 months immediately preceding the Completion Date;

          "RESTRICTED BUSINESS" means research into and the development, distribution, sale and supply of test and measurement solutions for 3G and next generation wireless radio cellular networks and 3G and next generation wireless cellular telephones as the same is conducted by the Company and other members of the Seller's Group in the ordinary course prior to Completion;

          "RETENTION" means the sum of (pound)6,900,000;

          "RETENTION RELEASE DATE" means the second anniversary of the date of this Agreement;

          "SCREEN RATE" means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate Telerate screen. If the agreed page is replaced or service ceases to be available, the Seller may specify another page or service displaying the appropriate rate after consultation with the Purchaser;

          "SELLER'S ACCOUNTANTS" means Deloitte & Touche LLP of Leda House, Station Road, Cambridge CB1 2RN;

          "SELLER'S GROUP" means any of the following from time to time: the Seller, its subsidiaries (including, solely prior to or on Completion, the Company) and subsidiary undertakings (and their respective subsidiaries and subsidiary undertakings) and any holding company or parent undertaking of the Seller and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Seller and "MEMBER OF THE SELLER'S GROUP" shall be construed accordingly;

          "SELLER'S LAWYERS" means Mayer, Brown, Rowe & Maw LLP (an English limited liability partnership) whose registered office is at 11 Pilgrim Street, London EC4V 6RW;

          "SHARES" means the entire issued share capital of the Company details of which are given in Schedule 1 (Details of the Company);

          "SPG AUDITED ACCOUNTS" means the accounts disclosed at Disclosure Document 3.1.60;

          "SPG MANAGEMENT ACCOUNTS" means, in relation to the Business, the unaudited balance sheet as at 28 February 2005 and the unaudited profit and loss account in respect of the two month period ended 28 February 2005 disclosed at Disclosure Document 3.1.61;

          "SUPPLIER" means any person or other organisation whatsoever that has supplied or agreed to supply goods or services to the Business at any time during the eighteen months prior to Completion, or who supplied goods or services at Completion to the Business;

          "TAX" or "TAXATION" means and includes, without limitation, (a) taxes on gross or net income, profits and gains, (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any national insurance or social security contributions and (c) all penalties, charges and interest relating to any of the foregoing or to any later or incorrect return in respect of any of them;

          "TAX AUTHORITY" means any authority, body or person (whether inside or outside the United Kingdom) competent to impose any liability to Tax;

          "TAX  STATUTE"   means  all   legislation,   directives,   orders  and
          regulations in force or coming into force from time to time providing for or imposing Tax;

          "TAX WARRANTIES" means the Warranties set out in Schedule 4, Paragraph 19 (Taxation matters) and Warranty 17.9;

          "TRANSACTION  DOCUMENTS"  means  this  Agreement,   the  Deed  of  Tax
          Covenant, the Transitional Services Agreement, each of the Local Agreements, the Disclosure Letter and the Deed of Guarantee;

          "TRANSITIONAL SERVICES AGREEMENT" means the agreement in the Agreed Terms relating to the provision of transitional services to be entered into between the Seller and the Company on Completion;

          "TURNOVER" means the net turnover of the Business in respect of the Earn Out Period as calculated and determined in accordance with the provisions of Schedule 8 (Earn Out Consideration);

          "TURNOVER ELEMENT" means the amount calculated in accordance with the provisions of Paragraph 4.1 of Schedule 8 (Earn Out Consideration);

          "UNSATISFIED AMOUNTS CLAIMED" means, on the Retention Release Date, an amount equal to the aggregate of:

          (e) the whole or part of an Amount Claimed pursuant to a Claim made before that date for which the Seller has accepted liability or for which it has been Finally Determined that the Seller is liable but which liability has not in either case been satisfied by payment out of the Joint Account or otherwise; and

          (b) any remaining Amount Claimed pursuant to a Claim made before that date which the Purchaser has not withdrawn, for which the Seller has not accepted liability or in respect of which, it shall not have been Finally Determined whether or not the Seller is liable, and in respect of such Claim, where proceedings have been commenced or less than 12 months have elapsed since the date upon which the relevant Claim was notified to the Seller;

          "VAT" means value added tax as provided for in VATA at the rate(s) from time to time imposed;

          "VATA" means the Value Added Tax Act 1994;

          "VPT BUSINESS" means the business of developing, making and licensing protocol software, handset reference designs and systems-on-chip solutions and related applications as carried on by the Seller or any other member of the Seller's Group as at or prior to the Completion Date together with all other assets and liabilities of the Company that do not relate to the Business;

          "VPT LICENSED IP" means all Intellectual Property licensed to the Company by the Seller under the IP Licence; and

          "WARRANTIES" means the warranties referred to in Clause 9 (Warranties) and set out in Schedule 4 (Warranties) given and made by the Seller in favour of the Purchaser.

1.2       CONTENTS PAGE AND HEADINGS

          In this  Agreement,  the  contents  page and headings are included for
          convenience   only  and  shall  not  affect  the   interpretation   or
          construction of this Agreement.

1.3       MEANING OF REFERENCES

          In  this  Agreement,   unless  the  context  requires  otherwise,  any
          reference to:

          (a) this AGREEMENT includes the Background and Schedules, which form part of this Agreement for all purposes;

          (b) a CLAUSE or to a SCHEDULE is, as the case may be, to a clause of or a schedule to this Agreement and any reference in a Schedule to a PART or PARAGRAPH is to a part or paragraph of that Schedule;

          (c) a DOCUMENT is to that document as supplemented, otherwise amended, replaced from time to time;

          (d) any ENGLISH STATUTORY PROVISION or ENGLISH LEGAL TERM for any action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English statutory provision or English legal term;

          (e) INDEMNIFY and to INDEMNIFYING any person against any Losses by reference to a matter, event or circumstance includes indemnifying and keeping him indemnified immediately on demand against all Losses from time to time made, suffered or incurred by that person as a direct or indirect result of that matter, event or circumstance;

          (f) a PARTY or the PARTIES is to a party or the parties to this Agreement and shall include any permitted assignees of a party;

          (g) a PERSON includes any individual, firm, company, corporation, government, state or agency of state or any association, trust or partnership (whether or not having a separate legal personality);

          (h) the masculine, feminine and neuter GENDER respectively includes the other genders and any reference to the singular includes the plural and vice versa;

          (i) POUNDS, STERLING or (POUND) is to the lawful currency from time to time of the United Kingdom;

          (j) a STATUTE or STATUTORY PROVISION includes any consolidation or re-enactment, modification or replacement of the same, any statute or statutory provision of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of either party to the other under this Agreement;

          (k) a TIME OF DAY is to London time and references to a DAY are to a period of 24 hours running from midnight to midnight; and

          (l) WRITING shall include any modes of reproducing words in a legible and non-transitory form.

1.4       NO RESTRICTIVE INTERPRETATIONS

          In this Agreement, general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

1.5       COMPANIES ACT DEFINITIONS

          Unless the context requires otherwise, any words and expressions defined in Part XXVI Companies Act and not defined in this Agreement shall have the meanings given to them in that Act.

2.        AGREEMENT TO SELL AND PURCHASE

2.1       SALE AND PURCHASE OF THE SHARES

          The Seller shall sell the Shares to the Purchaser with full title guarantee and free from any Encumbrances, and the Purchaser shall purchase from the Seller the entire legal and beneficial ownership in and to the Shares together with all rights attached or accruing to them at Completion including the right to receive all dividends, distributions or any return of capital hereafter declared, made or paid.

2.2       ASSETS BEING SOLD

          The Seller shall sell or shall procure to be sold to the Purchaser or a member of the Purchaser's Group with full title guarantee and free from any Encumbrances and together with all rights attached or accruing to them at or after Completion (in the case of the Contracts and the Far East Assets) or Indian Completion (in the case of the Indian Assets) and the Purchaser shall purchase or shall procure that a member of the

          Purchaser's Group shall purchase from the Seller or another member of the Seller's Group as at and from midnight on the Completion Date (in the case of the Contracts and the Far East Assets) or at and from midnight on the Indian Completion Date (in the case of the Indian Assets) the entire legal and beneficial ownership in the Assets which shall be sold and transferred on a going concern basis by means of the relevant Local Agreement (provided always that the provisions of this Agreement shall prevail over any Local Agreement in the event of a conflict, unless expressly stated otherwise in the relevant Local Agreement). The Seller and the Purchaser (as applicable) shall procure that each of the parties to the Local Agreements shall not assert, or seek to assert, against any other party to such agreement, any provision(s) of a Local Agreement if and to the extent that any such provision(s) shall be in conflict with the provisions of this Agreement.

          For the purposes of this Clause 2.2, the Purchaser is acting for itself and as agent or trustee for the Indian Purchaser and the Far East Purchaser.

2.3       SALE OF SHARES AND ASSETS INTER-DEPENDENT

          The sale and purchase of the Shares, the Contracts and the Far East Assets are inter-dependent and shall be completed simultaneously.

3.        CONSIDERATION

3.1       TOTAL CONSIDERATION

          The total consideration for the sale and purchase of the Shares and the Assets shall be the aggregate of:

          (a)  the Initial Consideration; and

          (b)  the Earn Out Consideration.

3.2       INITIAL CONSIDERATION

          The  "INITIAL CONSIDERATION" shall be a sum equal to:

          (a)  (pound)45,999,997 (being the sum payable for the Shares);

          (b)  (pound)1.00 (being the sum payable for the Contracts);

          (c)  (pound)1.00 (being the sum payable for the Indian Assets); and

          (d)  (pound)1.00 (being the sum payable for the Far East Assets),

          plus the amount (if any) by which the Completion Net Worth exceeds the sum of (pound)3,677,000, or minus the amount (if any) by which the Completion Net Worth is less than the sum of (pound)3,677,000.

3.3       PAYMENT OF INITIAL CONSIDERATION

          The Initial Consideration shall be satisfied:

          (a)  on Completion by the payment by the Purchaser:

               (i) to the Seller in cash of the sum of (pound)39,100,000 (the "INITIAL PAYMENT"); and

               (ii) of the Retention into the Joint Account,

          in each case in accordance with the provisions of Clause 4.2 (Completion arrangements) and Paragraph 3 of Part 1 of Schedule 3 (Completion arrangements); and

          (b) on the Balancing Payment Date, by the payment to the Seller in cash of an amount (minus any Agreed Payment which may have already been paid to the Seller in accordance with Paragraph 4.4(b) of Part 1 of Schedule 7 (Completion Net Asset Statement)), equal to the amount (if any) by which the Initial Payment plus the Retention is less than the Initial Consideration, together with accrued interest. Such interest which shall be charged for the period beginning on the Completion Date and ending on the date of actual payment (both before and after judgment) at the rate of 2% above LIBOR as at the Completion Date with respect to deposits with a term most nearly corresponding to the time period between the Completion Date and the Balancing Payment Date. Interest shall be calculated on the basis of a year of 365 days and for the actual number of days elapsed and shall accrue from day to day.

3.4       IF  INITIAL  CONSIDERATION  IS  LESS  THAN  INITIAL  PAYMENT PLUS  THE
          RETENTION

          Notwithstanding any other provision of this Agreement to the contrary (including those provisions set out in Schedule 5 (Limitations on claims)), if the Initial Consideration is less than the Initial Payment plus the Retention the Seller shall be liable to pay to the Purchaser, on the Balancing Payment Date, the full amount of the shortfall minus any Agreed Payment which may have already been paid to the Purchaser in accordance with Paragraph 4.4(b) of Part 1 of
          Schedule 7 (Completion Net Asset Statement), together with accrued interest. Such interest shall be charged for the period beginning on the Completion Date and ending on the date of actual payment (both before and after judgment) at the rate of 2% above LIBOR as at the Completion Date with respect to deposits with a term most nearly corresponding to the time period between the Completion Date and the Balancing Payment Date. Interest shall be calculated on the basis of a year of 365 days and for the actual number of days elapsed and shall accrue from day to day.

3.5       EARN OUT CONSIDERATION

          The Earn Out Consideration shall be paid in cash by way of electronic transfer by the Purchaser to the Seller (a) on the Earn Out Consideration Date, together with accrued interest, which shall be charged for the period beginning on the first day following the end of the Earn Out Period and ending on the Earn Out Consideration Date at the rate of 2% above LIBOR at the end of the Earn Out Period with respect to deposits with a term most nearly corresponding to the time period between the end of the Earn Out Period and the Earn Out Consideration Date, or (b) in accordance with the provisions of Paragraph 5 of Schedule 8 (Earn Out Consideration).

3.6       RECEIPT BY SELLER'S LAWYERS

          Receipt by the Seller's Lawyers (including by deposit to the account referred to in Paragraph 3(a) of Part 1 of Schedule 3 (Completion arrangements)) of any monies or completed documentation to be provided by the Purchaser in satisfaction of any of the obligations of the Purchaser to the Seller under this Agreement shall be deemed to be full and complete discharge of any such obligation the Purchaser has to the Seller under this Agreement and any obligation to pay consideration for any of the Assets the Far East Purchaser has to the Far East Seller or the Indian Purchaser has to the Indian Seller under either of the Local Agreements.

3.7       PAYMENT PURSUANT TO CLAIM

          If any payment is made by the Seller to the Purchaser pursuant to a claim made by the Purchaser for any breach of this Agreement or otherwise pursuant to this Agreement or the Deed of Tax Covenant, the payment shall be deemed to be made by way of reduction of the Initial Consideration and the allocation of the Initial Consideration to the Shares, the Contracts, the Indian Assets and the Far East Assets shall accordingly be deemed to be reduced by the amount of that payment as appropriate.

3.8       INTEREST ON OVERDUE AMOUNTS

          Save as otherwise expressly provided in this Agreement, interest shall be payable by either party on any money which is not paid by it to the other party under this Agreement by the due date for its payment. That interest shall accrue and be calculated on a daily basis, both before and after any judgment, at the rate of 2% above LIBOR with respect to deposits with a term most nearly corresponding to the time period from the due date for its payment until the date on which it is actually paid.

4.        COMPLETION

4.1       COMPLETION

          Completion shall take place at the offices of the Seller's Lawyers on the date of this Agreement.

4.2       COMPLETION ARRANGEMENTS

          At Completion the Seller and the Purchaser shall deliver all documents and take all actions listed in Part 1 of Schedule 3 (Completion arrangements).

4.3       INSURANCE

          (a) With effect from the Completion Date the Seller shall be entitled to terminate any insurances maintained by any member of the Seller's Group in relation to the Company or the Far East Business and the Purchaser shall be responsible for arranging all necessary insurances in respect of the Company and the Far East Business.

          (b) With effect from the Indian Completion Date the Seller shall be entitled to terminate any insurances maintained by any member of the Seller's Group in relation to the Indian Business and with effect from the Indian Completion Date the Purchaser shall be responsible for arranging all necessary insurances in respect of the Indian Business.

4.4       RISK AND TITLE

          Risk and title in respect of the Shares, the Contracts and the Far East Business shall transfer to the Purchaser on Completion.

5.        INDIAN COMPLETION

5.1       INDIAN COMPLETION

          Indian Completion shall take place at the offices of the Seller's Lawyers (or such other place agreed between the parties):

          (a) 5 Business Days after all of the Conditions have been duly fulfilled or duly waived in accordance with Clause 5.4 (Waiver); or

          (b)  on the Indian Long Stop Date,

          whichever is the earlier to occur.

5.2       CONDUCT UNTIL INDIAN COMPLETION

          The Seller and the Purchaser shall from the date of this Agreement until Indian Completion comply with the obligations set out in and procure that the Indian Business is conducted in accordance with the provisions of Schedule 10 (Conduct of the Indian Business until Indian Completion).

5.3       INDIAN COMPLETION ARRANGEMENTS

          At Indian Completion the Seller and the Purchaser shall deliver all documents and take all actions listed in Part 2 of Schedule 3 (Completion arrangements).

5.4       WAIVER

          The Seller shall be entitled to waive Conditions 1, 2 or 3 of Condition A. The Purchaser shall be entitled to waive Condition 5 of Condition A. Condition 4 of Condition A may only be waived by both the Purchaser and the Seller. Any waiver under this Clause 5.4 shall be in writing.

5.5       NOTIFICATION

          Upon either party becoming aware of any of the Conditions being fulfilled, delayed in fulfilment or becoming incapable of fulfilment, the party so becoming aware shall immediately notify the other party and shall supply to the other party written evidence (if available) of the fulfilment of the relevant Condition or (as the case may be), an explanation for the delay or non-fulfilment.

5.6       RISK AND TITLE

          Risk and title in respect of the Indian Business shall transfer to the Purchaser on Indian Completion.

6.        JOINT ACCOUNT

6.1       OPERATION IN ACCORDANCE WITH LETTER OF INSTRUCTIONS

          The Joint Account will be operated jointly by the Seller's Lawyers and the Purchaser's Agent in accordance with the Letter of Instructions which shall be delivered to the Seller's Lawyers and the Purchaser's Agent at Completion signed by the Seller and the Purchaser.

6.2       PARTIES TO GIVE PROPER WRITTEN INSTRUCTIONS

          The Seller and the Purchaser agree that upon either or both of them becoming entitled to payment of any amount out of the Joint Account in accordance with the terms of this Agreement they shall promptly after the date such entitlement arises give joint written instructions to the Seller's Lawyers and the Purchaser's Agent in the form set out in schedule 1 (Written notice) to the Letter of Instructions to release such amount from the Joint Account to the Seller or the Purchaser as the case may be and each of the Seller and the Purchaser shall indemnify the other from and against any Losses the other may incur as a result of the Seller or the Purchaser (as the case may be) failing to comply with its obligations under this Clause.

6.3       NO PAYMENTS OUT OF JOINT ACCOUNT

          No amount (including interest) shall be paid out of the Joint Account save as expressly permitted under this Agreement or the Letter of Instructions.

6.4       INTEREST

          Any interest which accrues on the monies held in the Joint Account shall (after any required deductions on account of taxation on interest by either or both of the Seller's Lawyers and the Purchaser's Agent in accordance with the Letter of Instructions) be credited to the Joint Account and shall be added to the monies then standing to the credit of the Joint Account. Upon the whole or any part of the principal amount standing to the credit of the Joint Account being released to either party the recipient shall be entitled to interest which has accrued on the principal amount(s) so released and such interest shall be paid at the same time as the principal amount is so released.

6.5       PAYMENT FROM JOINT ACCOUNT

          If the  Purchaser  wishes to use the Escrow  Amount in settlement of a
          Claim:

          (a) the Purchaser shall give to the Seller notice in writing of its intention to seek satisfaction of the Claim from the Escrow Amount from the Joint Account;

          (b) within 15 Business Days after receipt of a notification of a Claim in accordance with Clause 6.5(a) above the Seller shall give the Purchaser notice stating:

               (i)  whether or not it accepts liability for the Claim; and

               (ii) if the Seller  accepts  liability  in  accordance  with this
                    Clause 6.5(b) whether or not the Seller accepts all or part of the Amount Claimed;

          (c) if the Seller fails to give notice in accordance with Clause 6.5(b) above the Amount Claimed or, if less, the remaining balance of the Joint Account shall be paid from the Joint Account to the Purchaser;

          (d) if and to the extent that the Seller accepts liability or it is Finally Determined that the Seller is liable in respect of the whole or part of the Amount Claimed, the Seller and the Purchaser shall procure that the Amount Claimed or (as appropriate) that part of the Amount Claimed which is accepted or Finally Determined shall be paid from the Joint Account to the Purchaser;

          (e) on the Retention Release Date there shall be paid to the Seller (or as the Seller may direct) from the Joint Account the Escrow Amount less any Unsatisfied Amounts Claimed in respect of all Claims which shall be retained in the Joint Account provided that in the event that the aggregate Amount Claimed in respect of Claims which comprise claims under the Warranties do not exceed (pound)1,000,000 there shall be paid to the Seller (or as the Seller may direct) on the Retention Release Date any Amounts Claimed in respect of such claims under the Warranties; and

          (f) if at any time after the Retention Release Date the amount of the Escrow Amount exceeds the Unsatisfied Amounts Claimed in respect of all Claims the excess shall be paid to the Seller (or as the Seller may direct) from the Joint Account.

6.6       AMOUNTS PAID ON ACCOUNT

          If and to the extent that a payment to the Purchaser out of the Joint Account in respect of a Claim is less than the Amount Claimed it shall be a payment on account of such Claim and the Seller shall remain liable in accordance with the terms of this Agreement for any of the amount agreed or Finally Determined to be payable in respect of the remainder of such Claim.

7.        CONTRACTS

7.1       FULFILMENT OF CONTRACTS

          Subject to Clause 7.2 (Third party consents), the Purchaser shall after Completion perform for its own account and fulfil, observe and be bound by the terms of the Contracts.

7.2       THIRD PARTY CONSENTS

          The Seller shall use its best endeavours and the Purchaser shall use its reasonable endeavours to procure that after Completion the other parties to the Contracts shall, where that consent is necessary, consent to the substitution of the Purchaser or another member of the Purchaser's Group in place of the Seller or, where applicable, any other member of the Seller's Group, as a party to the relevant Contract (whether by contract, assignment, novation or otherwise):

          (a) provided that if that consent is not obtained or until it is obtained, the Seller or, where applicable, a member of the Seller's Group, shall hold the relevant Contract and any monies, goods or other benefits received under the Contract as trustee for the Purchaser and shall, promptly following receipt of the same, account for and pay or deliver them to the Purchaser;

          (b) provided that if that consent is not obtained or until it is obtained and if the Seller or, where applicable, a member of the Seller's Group, shall comply with the provisions of Clause 7.2(a) above, to the extent permitted by the relevant Contract the Purchaser shall benefit from and shall perform the relevant Contract as subcontractor for the Seller or, where applicable, a member of the Seller's Group and the Purchaser shall indemnify the Seller for itself and where applicable as trustee for each member of the Seller's Group against or reimburse the Seller or, where applicable, a member of the Seller's Group for all Losses incurred by the Seller or, where applicable, a member of the Seller's Group in relation to the performance or failure to perform the relevant Contract by the Purchaser or the Company after the Completion Date;

          (c) provided that if that consent is obtained but the Seller or a member of the Seller's Group retains any liability in respect of the period after Completion under any of the Contracts the Purchaser shall indemnify the Seller or, where applicable, a member of the Seller's Group against or reimburse the Seller or, where applicable, a member of the Seller's Group for all Losses incurred by the Seller or, where applicable, a member of the Seller's Group in relation to the performance or failure to perform the Contracts by the Purchaser or the Company after the Completion Date; and

          (d) in relation to the Qualcomm Contract, the Purchaser shall indemnify the Seller against or reimburse the Seller for, all Losses incurred after Completion by the Seller or any other member of the Seller's Group in relation to the performance or failure to perform the Qualcomm Contract by the Purchaser or the Company after the Completion Date, including for the avoidance of doubt, the making of any payments thereunder.

8.        EMPLOYEES

8.1       PROVISION OF INFORMATION

          (a) As soon as practical following Completion and in any event within 15 Business Days before Indian Completion, the Seller shall provide the Purchaser with (or shall procure the provision to the Purchaser of) all information relating to the Indian Employees as it may require in order to comply with its obligations under Clauses 8.2 (Purchaser to make offer) including a list of those employees of the Indian Seller working in the Indian Business at that time and their then current terms and conditions of employment.

          (b) The Seller confirms and agrees that it has provided the Purchaser with all information relating to the Far East Employees as it may require in order to comply with its obligations under Clause 8.2 (Purchaser to make offer) including a list of those employees of the Far East Seller working in the Far East Business at Completion and their current terms and conditions of employment.

8.2       PURCHASER TO MAKE OFFER

          (a) Subject to the Seller complying with its obligations under Clause 8.1, at least three Business Days prior to the Indian Completion the Purchaser shall, or shall procure that the relevant member of the Purchaser's Group shall, make an offer on the terms set out in Clause 8.3 (Terms of offer) (which shall be conditional solely on Indian Completion occurring) by letter to each Indian Employee (other than to those under notice of termination of employment (for whatever reason) at the time the Purchaser (or the relevant member of the Purchaser's Group) makes its offer) to employ him under a new contract of employment to commence immediately after Indian Completion. The Seller shall or shall procure that the relevant member of the Seller's Group shall require the Indian Employees to indicate their acceptance of the offer by signing and returning a copy of the offer letter to the Purchaser (or the relevant member of the Purchaser's Group). In connection with making such offers, the Purchaser (or the relevant member of the Purchaser's Group) shall, with effect from the Indian Completion Date, in respect of the Indian Employees, as may be applicable:

               (i) comply in all material respects with its duties and obligations under the Indian Industrial Disputes Act 1947 in respect of the Indian Employees, including complying with
                    Section 25FF of that Act; and

               (ii) comply  with  all  other   material   applicable   statutory
                    enactments, rules and regulations in respect of the employer of the Indian Employees.

          (b) Subject to the Seller complying with its obligations under Clause 8.1, the Purchaser shall, or shall procure that the relevant member of the Purchaser's Group shall, at Completion or as soon as reasonably practicable thereafter, make an offer on the terms set out in Clause 8.3 (Terms of offer) by letter to each Far East Employee (other than to those under notice of termination of employment (for whatever reason) at the time the Purchaser (or the relevant member of the Purchaser's Group) makes its offer) to employ him under a new contract of employment to commence with effect from Completion or as soon as reasonably practicable thereafter (the "TRANSFER DATE").

          (c) The Seller undertakes to (and shall procure that the Indian Seller or the Far East Seller (as the case may be) and each other member of the Seller's Group shall) provide all assistance to the Purchaser and the relevant member of the Purchaser's Group to enable it to comply with its obligations under this Clause 8.2 and Clause 8.3 (Terms of offer).

8.3       TERMS OF OFFER

          The offer by the Purchaser (or the relevant member of the Purchaser's Group) made under Clause 8.2 (Purchaser to make offer) will be such that the provisions of the new contract as to the continuity of service and as to other terms and conditions of his or her contract of employment having regard to any relevant local employment legislation or rules will be no less favourable than the corresponding provisions of his or her contract of employment as existing immediately before such offer is made as the same have been supplied by the Seller under Clause 8.1 (Provision of information), save as to the identity of the employer. Subject at all times to their obligations in this Clause 8 (Additional Employees), the parties agree that, in connection with the operation of the business in the ordinary course the Purchaser and the members of the Purchaser's Group shall be entitled to take or omit to take any action they deem necessary in the exercise of their business judgement.

8.4       SELLER TO PROCURE WAIVER

          (a) Two Business Days before the offer of employment is made to an Indian Employee by the Purchaser (or the relevant member of the Purchaser's Group) in accordance with Clause 8.2 (Purchaser to make offer), the Seller (or the relevant member of the Seller's Group) shall deliver a letter to each Indian Employee to whom such an offer is to be made advising them of the background to and reasons for such offer of employment.

          (b) If an Additional Employee wishes to accept the offer made in accordance with Clause 8.2 (Purchaser to make offer), then the Seller shall procure that the Indian Seller or the Far East Seller (as the case may be) shall with immediate effect waive any requirement on the Additional Employee to give any period of notice of termination of his or her employment to the Indian Seller or the Far East Seller (as the case may be) so as to allow the relevant Additional Employee to commence employment with the Purchaser or the relevant member of the Purchaser's Group at and with effect from the Indian Completion in relation to the Indian Employees and at the Transfer Date in relation to the Far East Employees.

8.5       INDEMNITY

          (a) Subject to Clause 8.5(b) and (c), the Seller hereby indemnifies the Purchaser (acting for itself and as agent or trustee on behalf of the Indian Purchaser in respect of the Indian Employees and the Far East Purchaser in respect of the Far East Employees) against all Losses in connection with any of the Additional Employees arising directly or indirectly from:

               (i) the Seller's failure to comply with its obligations under Clauses 8.1 (Provision of information), 8.2 (Purchaser to make offer) and 8.4 (Seller to procure waiver) prior to on or after the Completion Date; and

               (ii) any Additional  Employee  opposing at any time or making any claim in relation to or in connection with the Purchaser's or any relevant member of the Purchaser's Group's offer of employment to any Additional Employee or refusal by the Additional Employee thereof provided that such Losses shall not include loss of profits or opportunity of or any negative commercial impact on the Business as a result of the relevant Additional Employee opposing or refusing the Purchaser's or any relevant member of the Purchaser's Group's offer of employment.

          (b) Subject to the Seller complying with its obligations under Clause 8.1, Clause 8.5(a) will not apply unless the Purchaser has complied with its obligations in Clause 8.2 (Purchaser to make offer).

          (c) The Purchaser or relevant member of the Purchaser's Group will comply with the provisions of Paragraph 6 (Conduct of Claims) of
               Schedule 5 (Limitation on claims) in relation to any opposition from or claim made by an Additional Employee in relation to or in connection with the Purchaser's or any relevant member of the Purchaser's Group's offer of employment to any Additional Employee.

8.6       MISCELLANEOUS

          (a) To the extent not included in creditors or accruals in the Completion Net Asset Statement, the Seller shall be liable to pay to the Additional Employees all amounts due and payable or becoming due and payable to them up to the date of Completion (in relation to the Far East Employees) and Indian Completion (in relation to the Indian Employees), pursuant to the terms of employment and statutory provisions by way of wages, salary, bonus, gratuity, pension and settlement of any employment-related claims (including existing claims arising out of employee related litigation, if any) and the Purchaser shall be liable for such amounts in respect of the Far East Employees in respect of the period commencing on the Completion Date and ending on and including the Transfer Date (if later than the Completion Date). For the avoidance of doubt it is clarified that any claims made by the Additional Employees following the Transfer Date (in relation to the Far East Employees) or Indian Completion (in relation to the Indian Employees), but relating to any such amounts payable by the relevant member of the Seller's Group for the period prior to the Transfer Date (in relation to the Far East Employees) or Indian Completion (in relation to the Indian Employees), shall be borne by the Seller.

          (b) The Seller and Purchaser (or the relevant member of the Purchaser's Group) shall, as soon as practicable after Completion in respect of the Far East Employees and as soon as practicable after the Indian Completion in respect of the Indian Employees, take all steps as may be necessary to transfer the amounts accumulated for the benefit of the Additional Employees in accordance with applicable law (including in respect of the employee benefit funds for the benefit of the Indian Employees being transferred pursuant to this Agreement) on the basis of actuarial valuation in respect of the Additional Employees (which accumulations are held on trust by the trustees of each of the employee benefit funds for the benefit of the Additional Employees) to the funds to be constituted by the Purchaser or the relevant member of the Purchaser's Group.

          (c) References to "Additional Employees" in Clauses 8.6(a) and (b) only relate to and apply to those Additional Employees that accept an offer of employment made by the Purchaser (or a member of the Purchaser's Group) pursuant to Clause 8.2 (Purchaser to make offer).

          (d) The Seller is liable to pay to the Additional Employees that do not accept an offer of employment made by the Purchaser

          (or a member of the Purchaser's Group) pursuant to Clause 8.2 (Purchaser to make offer) all amounts due and payable or becoming due and payable to such Additional Employees after Completion pursuant to the terms of employment and statutory provisions by way of wages, salary, bonus, gratuity, pension and settlement of any employment-related claims (including existing claims arising out of employee related litigation, if any) or otherwise.

8.7       TUPE TRANSFER 2000

          The Seller hereby indemnifies the Purchaser (acting for itself and as agent or trustee on behalf of the Company) against any and all Losses in connection with any finding or allegation that the application of the Transfer of Undertakings (Protection of Employment) Regulations 1981 to the employment of any person who transferred to the Company from PA Consulting Group Limited on 1 January 2000. This indemnity shall apply to Company Employees only to the extent such regulations entitle any such employee to terms and conditions or any other payment or benefit different or in addition to those disclosed in relation to such Company Employees in the Disclosure Letter against Warranty set out in Paragraph 17.1 of Schedule 4 (Warranties).

8.8       SELLER'S INDEMNITY RE. CONTRACTS

          The Seller hereby indemnifies the Purchaser (acting for itself and as agent or trustee on behalf of the Company) against any and all Losses arising out of or in connection with the transfer or novation of the Contracts to the Purchaser or the Company amounting to a relevant transfer under the Transfer of Undertakings (Protection of Employment) Regulations 1981 ("the Regulations").

8.9       EXCLUDED EMPLOYEES

          If any contract of employment of any past or present employee of the Seller or any member of the Seller's Group (excluding any Company Employee) engaged in or assigned to the Contracts has effect after Completion as if originally made between the Purchaser or the Company and the employee concerned as a result of the Regulations:

          (a) the Purchaser may (or may procure that the Company), upon becoming aware of any such contract, terminate it forthwith;

          (b) the Seller hereby indemnifies the Purchaser (acting for itself and as agent or trustee on behalf of the Company) against all Losses arising out of such termination including without limitation such sums payable to, or on behalf of, such employee in respect of his employment whether arising before on or after Completion;

          (c) the Seller hereby indemnifies the Purchaser (acting for itself and as agent or trustee of behalf of the Company) against any and all Losses arising in connection with or as a result of any claim arising in connection with the transfer to the Purchaser or the Company of the Contracts (including any individual entitlement of an employee under or consequent upon such claim) by any trade union, staff association (whether or not recognised by the Seller or any member the Seller's Group in respect of all or any of its employees) or by any other representatives (within the meaning of Regulation 10 of the

          Regulations) arising from or in connection with any failure by the Seller or any member of the Seller's Group to comply with any legal obligation to such trade union, staff association or employee representatives (in his capacity as an employee representative) whether under Regulation 10 of the Regulations or otherwise whether any such claim arises or has its origin before on or after Completion.

9.        WARRANTIES

9.1       WARRANTIES

          As at the date of this Agreement, the Seller warrants to the Purchaser in the terms set out in Schedule 4 (Warranties) on the basis that the Warranties are given to the Purchaser acting for itself and as agent or trustee for the Indian Purchaser and the Far East Purchaser.

9.2       LIMITATIONS ON CLAIMS

          The liability of the Seller under the Warranties shall (except in the case of fraud) be limited as set out in Schedule 5 (Limitations on claims).

9.3       STATUS OF WARRANTIES

          Subject to Clause 9.4 (Certain Warranties specific), the Seller agrees that each of the Warranties is separate from and independent of any other Warranty and (except as otherwise provided in this Agreement) shall not be limited by any other provision of this Agreement.

9.4       CERTAIN WARRANTIES SPECIFIC

          The only Warranties given:

          (a) in respect of Intellectual Property and licences of Intellectual Property are those set out in Schedule 4, Paragraph 11 (Warranties) and the other Warranties shall be deemed not to be given in relation to Intellectual Property and licences of Intellectual Property;

          (b) in respect of employment matters including pensions and other benefits are those set out in Schedule 4, Paragraph 17 (Warranties) and the other Warranties shall be deemed not to be given in relation to employment matters including pensions and other benefits (subject to Clause 9.4(e) below);

          (c) in respect of the Properties subject to sub paragraph (e), are those set out in Schedule 4, Paragraph 18 (Warranties) and the other Warranties shall be deemed not to be given in relation to the Properties;

          (d) in respect of Tax are the Tax Warranties and the other Warranties shall be deemed not to be given in relation to Tax; and

          (e) in respect of the Environment, Environmental Laws, Environmental Permits and health and safety are those set out in Schedule 4, Paragraphs 15 and 20 (Warranties) and the other Warranties shall be deemed not to be given in relation to the Environment, Environmental Laws, Environmental Permits or health and safety.

9.5       NO RIGHT OF RESCISSION

          The sole remedy of the Purchaser for breach of the Warranties shall be damages and the Purchaser acknowledges that it shall have no right to rescind this Agreement after Completion in any circumstances (save in the event of fraud) and irrevocably waives any other remedies it may have in relation to a breach of the Warranties.

          9.6 MEANING OF "SO FAR AS THE SELLER IS AWARE"

          If any of the Warranties are expressed to be given "so far as the Seller is aware" or "to the best of the knowledge information and belief of the Seller" (or words to that effect) then such words shall mean to the best of the Seller's knowledge, information and belief it having made all reasonable enquiries. Reasonable enquiries for these purposes means due, diligent and careful enquiry of each of Bjorn Krylander, Christopher Edwards, James Maclaurin, Philip Windred, Christopher Poole and, in relation only to the Warranties set out in
          Schedule 4, Paragraph 17 (Warranties), Terry Nolan and, in each case any supplemental enquiries arising therefrom that it would be reasonable to make.

10.       PURCHASER'S WARRANTIES

          The Purchaser warrants to the Seller that:

          (a) the Purchaser has full power to enter into and perform this Agreement, the Deed of Tax Covenant and this Agreement and the Deed of Tax Covenant will, on entry by the Purchaser into such agreements, each constitute valid and binding obligations on the Purchaser in accordance with their respective terms;

          (b) the Purchaser is entering into this Agreement on its own behalf and not on behalf of any other person; and

          (c) the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and the Deed of Tax Covenant will not:

               (i) result in a breach of any provision of its memorandum or articles of association;

               (ii) result in a breach of any order,  judgment  or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound; or

               (iii)require the  Purchaser  to obtain any consent or approval of its shareholders or any other material third party consent.

11.       GUARANTEES

11.1      RELEASE

          The Purchaser undertakes to the Seller (for itself and as trustee for any member of the Seller's Group) that, following Completion and subject to Clause 11.2 (Assistance), it will use its reasonable endeavours to procure the release of the Seller or the relevant member of the Seller's Group from any obligations or liabilities it has under any of the Guarantees as soon as reasonably practicable after Completion and pending such release shall indemnify and keep the Seller or the relevant member of the Seller's Group indemnified against any Losses arising under those Guarantees relating to events, facts or circumstances arising in connection with the conduct of the Business after Completion.

11.2      ASSISTANCE

          The Seller undertakes to provide to the Purchaser (and shall procure that each member of the Seller's Group shall provide to the Purchaser) at its own cost all assistance and co-operation as may be required by the Purchaser in connection with the performance of its obligations under Clause 11.1 (Release).

12.       RESTRICTIONS ON SELLER

12.1      SELLER'S COVENANT

          The Seller undertakes to the Purchaser that during the period of three years from the Completion Date it shall not, and the Seller shall procure that no member of the Seller's Group shall, whether by itself, through its agents or otherwise and whether on its own behalf or on behalf of any other person, directly or indirectly:

          (a) facilitate, carry on or be engaged, concerned or interested in carrying on any Restricted Business or enter into any joint venture, alliance or other corporate partnering arrangement which engages in any Restricted Business, or act as consultant or advisor to or otherwise assist any person that carries on a Restricted Business, in each case in the Restricted Area;

          (b) solicit or entice away from the employment of the Company, the Indian Business or the Far East Business any Employee; or

          (c) otherwise than in the ordinary course of business take any action that could reasonably be expected to interfere with the supply of goods or services to the Business from any Supplier where such interference inhibits the supply of such goods or services to the Business.

12.2      PERMITTED ACTIVITIES

          The Purchaser agrees that nothing in this Clause 12 shall prevent the Seller or any other member of the Seller's Group from:

          (a) being or becoming a holder of securities and/or debentures representing not more than a 5% interest in any one company; or

          (b) acquiring all of, or an interest in excess of 5% in, the business, assets or shares of any company or group of companies which carries on a Restricted Business or any part of such Restricted Business in the Restricted Area provided that:

               (i) the acquisition of the Restricted Business is not the principal reason for the acquisition of such business, assets or shares; and

               (ii) the  Restricted  Business does not  constitute 5% or more of the business or assets so acquired or the business or assets of the company or group of companies so acquired or if it does constitute more than such 5% it does not generate more than (pound)1,370,000 of revenue per annum and provided further that in the event that such business or assets shall constitute such 5% or more and it generates more that (pound)1,370,000 of revenue per annum the Seller shall not be under any liability under this Clause 12 if within the period of 12 months from such acquisition the Seller or the relevant member of the Seller's Group shall have disposed of or otherwise ceased to operate such business; or

          (c) being or continuing to be engaged, concerned or interested (whether alone or in association with any person, firm or company) in any business or activity in which it or any of them is engaged, concerned or interested at Completion; or

          (d) employing under a contract of employment or contract for services or otherwise any person formerly employed by the Company, the Indian Business or the Far East Business where:

               (i)  such   person  has   responded   to  a  bona  fide   general
                    advertisement published in the ordinary course without direct solicitation or encouragement of the person concerned; or

               (ii) the  Seller or any other  member of the  Seller's  Group has approached a recruitment agency and such person is a client of such agency provided that there has been no direct solicitation or encouragement of the person concerned; or

          (e) whether on its own behalf or on behalf of any other person, directly or indirectly, facilitating, carrying on or being engaged, concerned or interested in carrying on, or entering into any joint venture, alliance or other corporate partnering arrangement which engages in, or acting as consultant or advisor to, or otherwise assisting any person that carries on the development, manufacturing or licensing of, and/or any other activities in relation to:

               (i)  handset   reference    designs,    protocol   software   and
                    systems-on-chip solutions; and

               (ii) verification   scripts  and  systems  to  enable  acceptance
                    testing of any of the above, such acceptance testing being carried out on a standalone basis and/or when any of the above is integrated into a product; or

          (f) licensing, sub-licensing or assigning any Intellectual Property except as restricted by the IP Licence; or

          (g)  carrying  on the  Indian  Business  in  accordance  with  each of
               Schedule 10 and the Transitional Services Agreement until Indian Completion.

12.3      REASONABLE RESTRICTIONS

          For the purposes of this Clause 12, the Purchaser contracts as trustee and agent of each member of the Purchaser's Group. The parties acknowledge that the restrictions contained in Clause 12.1 (Seller's covenant) are fair and reasonable restrictions having regard to the acquisition by the Purchaser of the Shares and the Assets.

12.4      SEVERABILITY

          The obligations undertaken pursuant to Clause 12.1 (Seller's covenant) shall, with respect to each member of the Purchaser's Group, constitute an entirely separate and independent covenant by and restriction on the Seller. The Purchaser and the Seller agree that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any member of the Purchaser's Group, but may be adjudged reasonable if part or parts of the wording thereof were deleted, or the area of operation or the period of application reduced, such restriction shall apply with such modifications as may be necessary to make the covenant valid and effective.

12.5      RIGHT OF FIRST REFUSAL

          In the event the Seller (or the relevant member of the Seller's Group) is obliged to sell a Restricted Business by virtue of Clause 12.2(b)(ii) (Permitted activities):

          (a) the Seller shall (or shall procure that the relevant member the Seller's Group shall) negotiate with the Purchaser with a view to selling to the Purchaser such Restricted Business on arms length fair market value terms; and/or

          (b) in the event that the Seller receives an offer for such Restricted Business from a third party, the Seller shall procure that the Purchaser, as a right of first refusal, is given the opportunity to match the price and all other material terms of that third party offer for such Restricted Business within a period of 10 Business Days after receiving notice thereof from the Seller, and in the event the Purchaser enters into a binding agreement to so match such third party offer within a further period of 10 Business Days after the Seller receives notice that the Purchaser will match such offer, the Seller shall sell, or procure that the relevant member of the Seller's Group sells, to the Purchaser such Restricted Business on the relevant terms and if such binding agreement has not been entered within such 10 Business Day period the Seller shall be free to sell such Restricted Business to the third party

13.       ASBESTOS INDEMNITY


13.1 The Seller covenants to pay the Purchaser an amount equal to any and all Asbestos Health Losses to the extent that a claim for such Asbestos Health Losses under any applicable Employer's Liability Insurance Policy has not resulted in payment or reimbursement to the Company and/or the Purchaser and/or any member of the Purchaser's Group of the Asbestos Health Losses under the Employer's Liability Insurance Policies following the use by the Company of all reasonable endeavours to pursue such claim.

13.2 The Seller shall only make payment to the Purchaser in respect of claims for Asbestos Health Losses to the extent that such claims are not insured under the Employer's Liability Insurance Policies (including for the avoidance of doubt as a result of a breach of policy term, condition, condition precedent or warranty or as a result of a misrepresentation or material non disclosure prior to the Completion Date on behalf of the Seller, the Company or a member of the Seller's Group) following the use by the Company of all reasonable endeavours to pursue such claims provided that nothing in this Clause 13.2 shall affect the operation of Clause 13.3.

13.3 If any insurer makes any payment of a sum in connection with any Asbestos Illness under any insurance policy, which but for such insurance policy would have been an Asbestos Health Loss, directly to a Relevant Company Employee (or their estate or family) or such other person making a claim in relation to such an Asbestos Illness but then seeks recovery, reimbursement or repayment ("RECOVERY") of part or all of such payment from the Company and/or the Purchaser and/or any member of the Purchaser's Group, such party being an "Interested Party", the Seller covenants to pay the Purchaser an amount equal to any such payment successfully Recovered by the insurer from the Company and/or the Purchaser and/or the Purchaser's Group following the use by the Company and/or the Purchaser and/or the relevant member of the Purchaser's Group where they are an Interested Party of all reasonable endeavours to resist and defend any such claim by an insurer.

13.4 The Seller shall co-operate with all reasonable requests for information or documents (including, but not limited to, the identity of relevant insurers, requests for copies of relevant certificates or policy wordings in relation to the Employer's Liability Insurance Policies, Relevant Company Employee records and contact details) made by or on behalf of the Company, the Purchaser and/or any relevant member of the Purchaser's Group arising out of or in connection with any claim under the Employer's Liability Insurance Policies save that nothing in this Clause 13.4 shall require the Seller to provide information or documents the provision of which is prohibited, or to the extent restricted, under law or where such information or documents are legally privileged.

14.       ANNOUNCEMENTS AND CONFIDENTIALITY

14.1      NO ANNOUNCEMENTS WITHOUT PRIOR APPROVAL

          The parties mutually agree that, save as provided for in Clause 14.2 (Announcement exceptions), no press or other public announcements
          (whether to shareholders, employees, customers, suppliers or otherwise) shall be made or sent out by any of them in respect of the sale and purchase of the Company or the Assets or any ancillary matter without the text of the announcement receiving the prior written approval of the Purchaser (in the case of the Seller) or the Seller (in the case of the Purchaser) (such approval not to be unreasonably withheld or delayed).

14.2      ANNOUNCEMENT EXCEPTIONS

          Either party may make or send out any press or public announcement to the extent the announcement is required by:

          (a)  the law of any relevant jurisdiction; or

          (b) any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law, in which case, the party concerned shall take all steps as may be reasonable and practicable in the circumstances to consult with, and take into account any reasonable requirements of the other party prior to making any such announcement.

14.3      CONFIDENTIALITY

          Subject to Clauses 14.1 (No announcements  without prior approval) and
          14.2 (Announcement exceptions), either of the parties shall, and shall procure that the other members of their respective Groups shall, treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

          (a) the provisions of this Agreement or the other documents referred to in this Agreement;

          (b)  the negotiations relating to this Agreement; or

          (c)  the other party.

          Without limiting the above, the Purchaser shall, and shall procure that the Company shall, treat the Retained Data as strictly confidential and the Seller shall treat the Business Data as strictly confidential.

14.4      CONTROL OF DATA

          In relation to any Business Data in the Seller's possession after Completion, the Company shall be the data controller, the Seller shall be a data processor and the Seller shall only process the Business Data in accordance with the Company's instructions. In relation to any Retained Data in the Purchaser's or Company's possession after Completion, the Seller shall be the data controller, the Purchaser and Company shall be data processors and the Purchaser shall, and shall procure that the Company shall, only process the Retained Data in accordance with the Seller's instructions. Each party intends that data relating to the other party's Group be completely removed from their own IT system as soon as reasonably practicable but in any event by no later than six months after Completion and each shall therefore take all reasonable steps to achieve this.

14.5      CONFIDENTIALITY EXCEPTIONS

          Either of the parties may disclose  information  referred to in Clause
          14.3 (Confidentiality) which would otherwise be confidential if and to the extent the disclosure is:

          (a)  required by law or judicial proceedings;

          (b) required by any securities exchange or regulatory or governmental body to which the disclosing party is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law;

          (c) required to enable the party concerned to enforce its rights under this Agreement;

          (d)  disclosed on a strictly confidential basis to:

               (i) the professional advisers, auditors or bankers of that party or other any member of the Seller's Group (in the case of the Seller) or any other member of the Purchaser's Group (in the case of the Purchaser);

               (ii) the  officers or employees of that party or any other member of the Seller's Group (in the case of the Seller) or any other member of the Purchaser's Group (in the case of the Purchaser) who need to know the information for the purposes of the transactions effected or contemplated by this Agreement;

          (e) of information that has already come into the public domain through no fault of that party; or

          (f) following the receipt of the prior written approval of the other party (such approval not to be unreasonably withheld or delayed),

          provided that any information  disclosed pursuant to Clause 14.5(a) or
          (b) shall be disclosed after the party concerned has taken all steps as may be reasonable and practicable in the circumstances to consult with, and take into account any reasonable requirements of, the other party prior to making any such disclosure.

14.6      NO LIMIT IN TIME

          The restrictions contained in this Clause 14 shall continue to apply after Completion without limit in time.

14.7      NO PREJUDICE TO CONFIDENTIALITY AGREEMENT

          This Clause 14 shall be without prejudice to the provisions of the Confidentiality Agreement, which shall continue in full force and effect despite Completion.

15.       COSTS

15.1      COSTS

          Each party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the preparation and completion of this Agreement, the other documents referred to in this Agreement and the sale and purchase under this Agreement. Subject to the other provisions of this Agreement, the Seller shall be responsible for and shall pay all costs incurred by the Company, the Indian Seller, the Far East Seller or any member of the Purchaser's Group in connection with and incidental to the transfer of any of the Additional Employees or any of the Assets to the Purchaser or any other member of the Purchaser's Group and effecting the assignment, novation or transfer of any of the Contracts to the Company. The Purchaser shall pay all stamp duty, stamp duty reserve tax and stamp duty land tax (and any associated interest and penalties) payable in respect of the transfer of the Assets and the Shares.

15.2      NO WITHHOLDING

          All sums payable under this Agreement or any Local Agreement shall be made in full without any set off, restriction, condition, deduction or withholding whatsoever save only as may be required by law.

15.3      GROSS UP IF A WITHHOLDING REQUIRED BY LAW

          If any deduction or withholding is required by law from any payment made under this Agreement or any Local Agreement then, except in relation to interest, the party making the payment shall be obliged to pay the other party such additional sum as will, after such deduction or withholding has been made, leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

15.4      GROSS UP IF PAYMENT CHARGED TO TAX

          If any Tax Authority brings into charge to Tax any sum paid by a party to any other party under this Agreement or any Local Agreement then, except in relation to interest, the amount so payable shall be grossed up by such amount as will ensure that, after payment of the Tax so charged, there will be left a sum equal to the amount that would otherwise have been payable had the sum in question not been so charged to Tax.

15.5      REIMBURSEMENT OF CONSEQUENTIAL BENEFIT

          If any party receiving payment under this Agreement or any Local Agreement also receives, by virtue of the receipt of that payment or in relation to the matter giving rise to the payment:

          (a) a credit for, refund of or relief from any Tax or other monies payable by it; or

          (b)  a similar benefit by reason of any deduction or withholding:

               (i)  for or on account of Tax; or

               (ii) by reason of any Tax  charged in respect of which there is a gross up under Clause 15.3 or Clause 15.4,

          then that party shall reimburse to the other relevant parties the amount of such credit, refund, relief, or similar benefit.

15.6      LIABILITY TO GROSS UP NOT TO INCREASE ON ASSIGNMENT

          If a party to this Agreement or to any Local Agreement assigns the benefit of this Agreement or of the relevant Local Agreement, the other relevant parties shall only be liable to make additional payments pursuant to Clauses 15.3 or 15.4 to the extent that those other parties would have been liable to make those payments if no assignment had occurred.

16.       ENTIRE AGREEMENT

16.1      ENTIRE AGREEMENT

          This Agreement and the other Transaction Documents, together represent the whole and only agreement between the parties in relation to the sale and purchase of the Shares and the Assets supersede any previous agreement whether written or oral between the parties in relation to that subject matter. Accordingly, all other terms, conditions, representations, warranties and other statements which would otherwise be implied (by law or otherwise) shall not form part of this Agreement.

16.2      NO LIABILITY UNLESS STATEMENT MADE FRAUDULENTLY

          The Seller is not liable:

          (a) in contract in respect of any representation, warranty or other statement being false, inaccurate or incomplete (other than contained in and in accordance with the terms of the Transaction Documents); or

          (b) in equity, tort or under the Misrepresentation Act 1967 in respect of any representation, warranty or other statement (whether or not contained in this Agreement) being false, inaccurate or incomplete, unless in any case it was made fraudulently.

17.       CONTINUING EFFECT

          Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

18.       INVALIDITY

          If any term or provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, then such term or provision shall (so far as it is illegal, invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but the remainder of this Agreement shall not be affected. The parties shall then use all reasonable endeavours to replace the illegal, invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the illegal, invalid or unenforceable provision.

19.       AMENDMENTS, VARIATIONS AND WAIVERS

19.1      AMENDMENTS

          No amendment or variation of the terms of this Agreement, the Disclosure Letter or the Deed of Tax Covenant shall be effective unless it is made or confirmed in a written document signed by all of the parties to the relevant document.

19.2      WAIVERS

          No delay in exercising or non-exercise by any party of any right, power or remedy under or in connection with this Agreement or any other document referred to in it shall impair that right, power or remedy or operate as a waiver or release of it.

20.       FURTHER ASSURANCE AND ASSISTANCE

20.1      FURTHER ASSURANCE

          Each of the parties shall from time to time at its own cost, on being required to do so by the other party now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as the party concerned may reasonably consider necessary, whether on or after Completion, for giving full effect to this Agreement and the other Transaction Documents and securing to it the full benefit of the rights, powers and remedies conferred upon it in this Agreement and the other Transaction Documents.

20.2      BOOKS AND RECORDS

          Subject to Clause 14.4 (Control of data) the Seller will (and will procure that all other members of the Seller's Group will) and the Purchaser will (and will procure that the Company and each other member of the Purchaser's Group will) retain and preserve all books, records, documents and information (including information recorded or retained in any electronic form) of or relating to the Business or the VPT Business in each case in respect of the period prior to Completion for a period of 3 years from Completion, or the relevant prescribed statutory period, whichever is the greater and as from the Completion Date, each of the Seller and the Purchaser shall give to the other such access (during normal business hours and on reasonable prior notice) to such books, records, documents and information as the other may require including the right to take copies and extracts on reasonable advance notice within such period save as may otherwise be provided for in the Transitional Services Agreement.

20.3      AVAILABILITY OF EMPLOYEES

          After the Completion Date, the Purchaser shall use its reasonable endeavours to make available to the Seller the assistance of such of its and the Business's employees as the Seller may require in connection with the conduct of proceedings against the Seller or other members of the Seller's Group and of which such employees have particular knowledge by virtue of their involvement in the matter giving rise to those proceedings or otherwise provided that the Purchaser shall be under no such obligation if:

          (a) such proceedings are being brought against the Seller by the Purchaser; and

          (b) it determines acting reasonably that making such employees available would materially adversely interfere with the carrying on of the Business.

20.4      PAYMENT OF IT COSTS

          If the aggregate amount taken into account in the Completion Net Asset Statement (whether as a specific provision or otherwise) in respect of IT Costs ("PROVIDED FOR IT COSTS") differs from the actual amount paid after Completion by the Company or any member of the Purchaser's Group in respect of the IT Costs (the "ACTUAL IT COSTS") then as soon as reasonably practicable after the Actual IT Costs have been established to the reasonable satisfaction of the Seller and the Purchaser:

          (d) the Seller shall pay to the Purchaser a sum equal to the amount by which the Actual IT Costs exceed the Provided for IT Costs; or

          (e) the Purchaser shall pay to the Seller a sum equal to the amount by which the Actual IT Costs are less than the Provided for IT Costs.

20.5      DOMAIN NAME

          The Seller shall procure that its employee, John Joannou, shall after Completion, promptly provide to an employee of the Purchaser (as nominated by the Purchaser) the user identification and password details relating to the domain name SPG-TM.com and shall take all reasonable steps to transfer the contact details for that domain name out of his name and into the name of the Purchaser's nominated employee.

20.6      PAYMENT OF CERTAIN BONUSES

          If the aggregate amount taken into account in the Completion Net Asset Statement in respect of bonuses or other incentive compensation payable to Employees as at the Completion Date in connection with their employment by the Seller, the Far East Seller or the Indian Seller (as the case may be) prior to the Completion Date ("PROVIDED FOR BONUS COSTS") differ from the actual aggregate amount paid after Completion by the Company or any member of the Purchaser's Group in respect of such bonuses or other incentive compensation (the "ACTUAL BONUS COSTS"), then as soon as reasonably practical after the Actual Bonus Costs have been established to the reasonable satisfaction of the Seller and the Purchaser:

          (a) the Seller shall pay to the Purchaser a sum equal to the amount by which the Actual Bonus costs exceed the Provided for Bonus Costs; or

          (b) the Purchaser shall pay to the Seller a sum equal to the amount by which the Actual Bonus Costs are less than the Provided for Bonus Costs.

21.       COUNTERPARTS

21.1      ANY NUMBER OF COUNTERPARTS

          This Agreement and the other Transaction Documents may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart.

21.2      EACH COUNTERPART AN ORIGINAL

          Each counterpart shall constitute an original of this Agreement or other Transaction Documents (as the case may be), but all the counterparts shall together constitute but one and the same instrument.

22.       ASSIGNMENT AND THIRD PARTY RIGHTS

22.1      AGREEMENT BINDING ON SUCCESSORS AND PERMITTED ASSIGNEES

          This Agreement and the Deed of Tax Covenant shall be binding on and enure for the benefit of the successors and permitted assignees of the parties.

22.2      BENEFIT OF AGREEMENT NOT ASSIGNABLE

          The benefit of this Agreement and the Deed of Tax Covenant may not be assigned, transferred, charged or dealt in (whether by way of security, trust or otherwise) either in whole or in part to any person except as provided in Clause 22.3 (Permitted assignments).

22.3      PERMITTED ASSIGNMENTS

          Either party (the "ASSIGNING PARTY") may assign all or any of its rights under this Agreement or the Deed of Tax Covenant, without the other party's prior written consent, to one or more members of its Group subject to the condition that the Assigning Party will procure that, before any assignee subsequently ceases to be a member of their Group, that assignee shall assign back to the Assigning Party, or to another member of their Group (which itself shall then be deemed to be an assignee of the relevant party for the purposes of this clause), so much of the benefit of this Agreement or the Deed of Tax Covenant (as the case may be) as has been assigned to it, provided that the liability of the other party as a result of the assignment shall not be greater than its liability had no assignment occurred and that any purported assignment in contravention of this clause shall be void.

22.4      NO RIGHTS OF THIRD PARTIES

          A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

23.       NOTICES

          All communications relating to this Agreement shall be in writing and delivered by hand or sent by post or facsimile to the party concerned at the relevant address shown at the start of this Agreement (or such other address as may be notified from time to time in accordance with this clause by the relevant party to the other party). Any communication shall take effect if delivered, upon delivery; if posted, at the earlier of delivery and, if sent by first class registered post, 10.00 a.m. on the second Business Day after posting and if sent by facsimile, when a complete and legible copy of the communication, whether that sent by facsimile or a hard copy sent by post or delivered by hand, has been received at the appropriate address.


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


24.       GOVERNING LAW AND JURISDICTION

24.1      GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with English law.

24.2      JURISDICTION

          Each party irrevocably submits to the exclusive jurisdiction of the English courts to settle any dispute which may arise under or in connection with this Agreement.

EXECUTION

          The parties have shown their acceptance of the terms of this Agreement by executing it after the Schedules.

                              [SCHEDULES OMITTED]


EXECUTION:



SIGNED by James Mclaurin, Director,     )  /s/James Mclaurin
duly authorised for and on behalf of    )
UBINETICS HOLDINGS LIMITED              )



SIGNED by Derek Smith       , Director, )  /s/Derek Smith
duly authorised for and on behalf of    )
AEROFLEX TEST SOLUTIONS LIMITED         )